Exhibit 21

HARLEY-DAVIDSON, INC.

SUBSIDIARIES

Name	State/Country of Incorporation
H-D Michigan, Inc.	Michigan
Harley-Davidson Motor Company Group, Inc.	Wisconsin
Harley-Davidson Motor Company Operations, Inc.	Wisconsin
Harley-Davidson Motor Company, Inc.	Wisconsin
H-D Group, LLC	Illinois
Revolution Powertrain, LLC	Delaware
Harley-Davidson Transportation Co., Inc.	Delaware
Harley-Davidson Foreign Sales Corporation	Barbados
Harley-Davidson Dealer Systems, Inc.	Ohio
Harley-Davidson International Holding Co., Inc.	Wisconsin
Harley-Davidson Holding Co., Inc.	Delaware
Harley-Davidson Benelux B.V.	Netherlands
Harley-Davidson France SAS	France
Harley-Davidson GmbH	Germany
Harley-Davidson Japan, KK	Japan
Harley-Davidson Europe Limited	England
Harley-Davidson do Brazil Ltda.	Brazil
Harley-Davidson Italia, S.r.l.	Italy
Harley-Davidson Singapore, Inc.	Delaware
Lockglade Limited	England
Buell Motorcycle Company, Inc.	Wisconsin
Buell Distribution Corporation	Wisconsin
Renovation Realty Investment Services, Inc.	Wisconsin
Highland Insurance Service, Inc.	Wisconsin
HR, LLC	Indiana
Harley-Davidson Financial Services, Inc.	Delaware
Harley-Davidson Insurance Services, Inc.	Nevada
Harley-Davidson Insurance Services of Illinois, Inc.	Illinois
Harley-Davidson Credit Corp.	Nevada
Harley-Davidson Customer Funding Corp.	Nevada
Harley-Davidson Funding Corporation	Nevada
Eaglemark Savings Bank	Nevada
Harley-Davidson Leasing, Inc.	Nevada
Harley-Davidson Mortgage, Inc.	Nevada
Eaglemark Customer Funding Corporation-IV	Nevada
Harley-Davidson Financial Services International, Inc.	Delaware